Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 14A

(Form Type)

Blueknight Energy Partners, L.P.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee rate	Amount of Filing Fee

Fees to be Paid	$308,755,728(1)(2)	.0000927	$28,621.66(3)

Fees Previously Paid	$0		$0

Total Transaction Valuation	$308,755,728

Total Fees Due for Filing			$28,621.66

Total Fees Previously Paid			$0

Total Fee Offsets			$0

Net Fee Due			$28,621.66

(1)

Aggregate number of securities to which transaction applies: As of June 1, 2022, the maximum number of securities representing limited partner interests in Blueknight Energy Partners, L.P. (the “Partnership”) to which this transaction applies is estimated to be (a) 40,798,414 common units (“Common Units”), which consists of (i) 39,187,424 Common Units, including 30,246 restricted units, and (ii) 1,610,990 Common Units issuable upon settlement or vesting of outstanding phantom units; and (b) 13,604,926 Series A Preferred Units (“Preferred Units”).

(2)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Estimated solely for the purposes of calculating the filing fee, the underlying value of the transaction was calculated based on the sum of (a) the product of 39,157,178 common units (“Common Units”) representing limited partner interests in the Partnership held by the public unitholders (calculated based on 41,903,015 total outstanding Common Units less 2,745,837 Common Units held by Ergon Asphalt & Emulsions, Inc. (“Parent”)) multiplied by the per Common Unit merger consideration of $4.65; (b) the product of 1,641,236 outstanding unvested phantom units and restricted units granted under the Partnership’s Long-Term Incentive Plan multiplied by the per Common Unit merger consideration of $4.65; and (c) the product of 13,604,926 Preferred Units representing limited partner interests in the Partnership held by the public unitholders (calculated based on 34,406,683 total outstanding Preferred Units less 20,801,757 Preferred Units held by Parent) multiplied by the per Preferred Unit merger consideration of $8.75.

(3)

In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, and Exchange Act Rule 0-11, the filing fee was determined as the product of the proposed maximum aggregate value of the transaction as calculated in note (2) above multiplied by 0.0000927.